MASTER LICENSE AGREEMENT

THIS MASTER LICENSE AGREEMENT (“Agreement”) is made by and between PA LLC, a Delaware limited liability company having its principal place of business at 1901 S. Harbor City Boulevard, Suite 300, Melbourne, Florida 32901, f/k/a PetroAlgae, LLC (“PA”), and Congoo, LLC, a limited liability company organized and existing under the laws of Delaware (“Licensee”).  This Agreement shall be effective as of December 1, 2009 (the “Effective Date”).

RECITALS

A.
PA has developed and is developing the Licensed Technology (defined below) into a proprietary production system for the growth and harvesting of micro-crops for the production of biomass and a protein concentrate, including a protein by-product (the “PA System”).  A detailed technical description of the Licensed Technology is attached hereto as Exhibit “A”.

B.
Licensee is desirous of collaborating with PA to commercially utilize the Licensed Technology through the grant from PA of a non-exclusive, royalty-bearing license to use the Licensed Technology in the Territory (as defined in Section 1.18 hereinbelow), which Licensee will use for the purposes described in the following paragraph.

C.
Licensee will seek to obtain Sublicensees (defined below) to construct and operate facilities for the growth and harvesting of organisms for the production of oil and biomass which utilize and incorporate the Licensed Technology (each, a “Unit” and, together, the “Units”).  Each Unit would utilize five thousand (5,000) hectares, and would each be constructed in increments of five hundred (500) hectares (“Unit Increments”).

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1           “Affiliate” shall mean any corporation or other business entity which controls, is controlled by or is under common control with Licensee.  For purposes of this definition, “control” shall mean beneficial ownership (direct or indirect) of at least 51% of the outstanding stock or other voting rights entitled to elect directors (or in the case of an entity that is not a corporation the election or appointment of the corresponding managing authority) and to exercise control over the management of such company; provided, however, that in any country where the local law shall not permit foreign equity participation of at least 51%, then an “Affiliate” shall include any company in which Licensee shall own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law and otherwise exercises control over the management of such company.

1.2           “Business Days” shall mean days on which banks and securities firms in New York City are customarily open for business.

1.3           “Design Change” shall mean any material change, as determined by PA in its sole discretion, to any plan, drawing, specification, configuration, biological organism, chemical formulation or other embodiment of the Licensed Technology.

1.4           “Field-of-Use” shall mean any commercial, non-military use.

1.5           “Fuel Products” shall mean any and all products generated by the Licensed Technology that possess the characteristics of petroleum and petroleum bi-products created from the processing and refining of crude oil.

1.6           “Governmental Official” shall mean any officer or employee of any government within the Territory or any department, agency or instrumentality thereof, or of any government-owned or government-controlled corporation or any public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, instrumentality, corporation or public international organization.

1.7           “Improvements” shall mean any and all improvements, alterations, variations, updates, design changes, modifications and enhancements made, developed, or discovered in connection with the Licensed Technology or the PA System.

1.8           “Licensed Patents and Intellectual Property” shall mean those patent applications listed in Exhibit “B”, and any patents or patent applications claiming priority through the patent applications listed in Exhibit “B”, including provisional, non-provisional, continuation, divisional, substitution, continuation-in-part, issued and reissued applications, filed in the United States, foreign jurisdictions, regional patent offices or organizations, and/or under international conventions and/or treaties including but not limited to the Paris Convention, the Patent Cooperation Treaty (PCT), and the International Union for the Protection of New Varieties of Plants (UPOV).

1.9           “Licensed Products” shall mean any oil, biomass, or other saleable item produced by Licensee, its Affiliates, any Sublicensee, or any unauthorized party related to Licensee, its Affiliates or Sublicensees using the Licensed Technology (including without limitation any Fuel Products, oil, biomass, Meal Products or other saleable item produced from or at a Unit).

1.10           “Licensed Technology” shall mean any and all Licensed Patents and Intellectual Property, trade secrets, copyrights, technological and product know-how (including, without limitation, such know how as described on the attached Exhibit “A”), biological matter, or other technology or information possessed by PA which relates to or is connected with the PA System, including any PA Improvements.  Notwithstanding the foregoing, the Licensed Technology shall not include any software or computer programs connected with the PA System.  The PA System configuration selected herein is for the creation of biodiesel feedstock and meal; should Licensee desire to select an alternative system configuration, the parties will in good faith negotiate the economic and certain other terms and conditions pertaining thereto.

1.11           “Licensee Improvements” shall mean any and all Improvements made, developed, or discovered solely by Licensee (or any properly authorized, under Section 3 hereinbelow, Affiliate or Sublicensee of Licensee, or any third-party contractor under Section 2) to the Licensed Technology or the PA System during the planning, construction, or operation of any of the Units.

1.12           “Meal Products” shall mean any and all co-products created by the Licensed Technology that are remaining after the removal of the Fuel Products.

1.13           “Net Sales” shall mean the total of the gross revenue received by Licensee, its Affiliates, any Sublicensee, or any unauthorized party related to Licensee, its Affiliates or Sublicensees from the export, sale, use, distribution, or other disposition or transfer of Licensed Products; provided, however, that Net Sales shall not include (i) reasonable discounts actually allowed, customary in the trade for quantity purchases, cash payments, prompt payments, and to wholesalers and distributors (provided that, unless waived by PA in writing in advance, such reductions shall not exceed 10% of the highest sale price charged to other customers), (ii) customary prepaid freight and insurance, and (iii) customs duties, sales taxes, or other governmental charges actually paid in connection with sales of Licensed Products (but excluding any form of income taxes).  Any adjustment to Net Sales resulting from returns of Licensed Products sold shall only be applied as an adjustment to Net Sales in succeeding periods. If a Licensed Product is distributed or invoiced for a discounted price substantially lower than customary in the trade or distributed at no cost to Affiliates or otherwise, Net Sales shall be based on the customary amount billed for such Licensed Products.

1.14           “PA Improvements” shall mean any and all Improvements made by PA, whether solely or acting jointly with others, to the Licensed Technology or the PA System.

1.15           [Reserved]

1.16           “Software” shall mean the computer programs required to operate the PA System described on Exhibit “C”, and any updates, upgrades, improvements, alterations, or modifications thereto.

1.17           “Sublicensee” shall mean any person or entity that has a properly authorized sublicense to construct and operate a Unit, or use any portion of the Licensed Technology or PA System, pursuant to a sublicense from Licensee after compliance with the provisions of Section 3 below.

1.18            “Term” shall mean that period beginning on the Effective Date and expiring December 31, 2010.

1.19           “Territory” shall mean the countries of Egypt and Morocco.

2.	GRANT OF LICENSE

2.1         Subject to the terms and conditions of this Agreement, PA hereby grants to Licensee a non-exclusive royalty-bearing license to use the Licensed Technology to construct and operate the Units and sell Licensed Products in the Territory during the Term in the Field-of-Use.  The right of Licensee to use any and all Software shall be governed by the terms of a separate Software licensing agreement.  The right to approach any potential Sublicensees shall be as follows:

2.1.1                       For a period of one hundred eighty (180) days after the date hereof, Licensee will have the right to approach potential Sublicensees in the country of Egypt with prior written notice to PA.  Such written notice may be in the form of a list of potential Sublicensees.  Once Licensee provides written notice of its intent to approach any such potential Sublicensees, then Licensee shall have the exclusive right to any sub-license or license to such Sublicensee.  After such one hundred eighty (180) day period, Licensee shall have the right to approach other potential Sublicensees in the country of Egypt with PA’s prior written consent.  Once PA grants such consent, then Licensee shall have the exclusive right to any sub-license or license to such Sublicensee.

2.1.2                      In the country of Morroco, Licensee has the right to approach potential Sublicensees with PA’s prior written consent.  Once PA grants such consent, then Licensee shall have the exclusive right to any sub-license or license to such Sublicensee.

2.1.3                      The Licensee has the option to discuss with PA about approaching potential Sublicensees outside of the Territory and, in the event that PA grants its written consent to approaching any such Sublicensee, may approach such potential Sublicensees.  Once PA grants such consent, then Licensee shall have the exclusive right to any sub-license or license to such Sublicensee.  In the event that PA grants the exclusive right for any use of the Licensed Technology to a third party in a country outside the Territory in which the Licensee is conducting any activities, then upon written notice to Licensee, Licensee shall cease any use of the Licensed Technology in such country, and any efforts to market the Licensed Technology in such country, except with respect to (a) any sublicenses already granted hereunder, or (b) potential Sublicensees in discussions with Licensee at the time of PA’s notice to Licensee above.

2.2                      The right of Licensee to construct and operate the Units includes the right to contract with third parties within the Territory to assist in the planning, construction, and operation of the Units (any such agreements, “Third-Party Contractor Agreements”); provided, however, that such right, and the Third-Party Contractor Agreements, shall be subject to and conditioned upon Licensee first obtaining (i) appropriate (in PA’s reasonable discretion) supervision, control, and quality assurances by such third parties, (ii) such third parties’ agreement to be bound in writing in a manner sufficient, in the PA’s reasonable discretion, to protect any and all rights of PA, including without limitation the PA’s rights in and to the Licensed Technology, the Licensed Patents and Intellectual Property, or which may otherwise arise hereunder (such agreement may include, in the PA’s sole and absolute discretion, naming the PA as a third-party beneficiary thereunder, or providing some other form of contractual protection which would allow the PA to directly enforce any breach thereof), and (iii) to not otherwise exceed the scope of the license under this Agreement.  Licensee shall be liable for any and all breaches or violations of this Agreement or any Third-Party Contractor Agreements by any such third parties.

3.	AFFILIATES; SUBLICENSES

3.1           Licensee shall have the right to sublicense to any Affiliates provided that such Affiliates first consent in writing to be bound by the terms of this Agreement to the same extent as Licensee and such consent has been delivered to PA.  Licensee shall provide PA with a copy of all documentation granting any such rights no later than ten (10) Business Days after the date such documentation is executed and delivered.

3.2           The parties agree to negotiate in good faith and take commercially reasonable actions to allow for the minimization of taxes, including without limitation any withholding taxes.

3.3           Licensee may sublicense the rights granted to it under Section 2.1 to any third party not referenced in Section 3.1 or Section 3.2 above by obtaining written approval from PA prior to entering into any agreement with such third parties, which may be withheld or conditioned in PA’s sole and absolute discretion, and provided, that such third party first consents in writing to be bound by the terms of this Agreement to the same extent as Licensee and such consent has been delivered to PA.  Licensee shall provide PA with a copy of all documentation granting any such rights no later than ten (10) Business Days after the date such documentation is executed and delivered.

3.4           Upon termination of this Agreement and the termination of the license granted under Section 2 hereof for any reason other than the expiration of the Term, PA will, at its sole discretion, through a substitute licensee or designee grant to each Sublicensee under a valid sublicense relating to the Licensed Technology existing at the time (provided that such Sublicensee was not the cause for the early termination of this Agreement) either (a) a temporary, revocable, limited, non-exclusive sublicense for a period of ninety (90) days (during such time period PA’s substitute licensee or designee and such Sublicensee may negotiate a mutually acceptable non-exclusive sublicense agreement), or (b) a temporary, revocable, limited, non-exclusive license for a period of ninety (90) days (during such time period PA and such Sublicensee may negotiate a mutually acceptable non-exclusive license agreement; provided, however, that PA’s obligations under any such arrangement shall be consistent with and not exceed PA’s obligation to Licensee under this Agreement, and further provided, that such Sublicensee agrees in writing sent to PA to assume all obligations of this Agreement for the benefit and protection of PA, including the obligations to make all payments due under this Agreement and under any such sublicense.  PA shall not be responsible or liable for any liabilities, claims, penalties or damages on the part of Licensee or any Sublicensee or relating to any sublicenses authorized in Section 3 hereof.

3.5           Licensee agrees to strictly enforce against any Sublicensee receiving a sublicense under this Section 3 all of the provisions which are required to be included in such sublicensing agreements for the protection of PA, as provided in this Section 3; to advise PA of any violations thereof by any such Sublicensee, and of corrective actions taken by such Sublicensee and the results thereof; and at the request of PA to terminate such sublicense agreement with any Sublicensee which violates any of such provisions for the protection of PA.  If Licensee fails to exercise such termination rights by giving written notice to such Sublicensee in question within fifteen (15) days after being requested to do so in writing by PA, Licensee appoints PA its irrevocable attorney-in-fact to send a notice of termination in the name of Licensee to such Sublicensee for the sole purpose of terminating the sublicensing agreement or any specific rights of such Sublicensee under such sublicensing agreement, it being agreed that PA shall not incur and shall not assume, and shall not be deemed to assume, any obligations or liabilities in connection with such action or its power of attorney.

3.6           In the event that Licensee enters into any valid sublicense as described in this Section 3, then Licensee shall, promptly after the date of entering into any such sublicense, assign such sublicense in whole, and this Agreement in part, to Green Science Energy LLC, a New York limited liability company in which both the Licensor and the Licensee both possess equity interests, which shall perform the Licensee’s duties and obligations with respect to any such sublicense, both as sublicensor under such sublicense and as Licensee hereunder.

4.	PATENT FILING AND PROSECUTION

4.1           Subject to the requirements, limitations and conditions set forth in this Agreement, PA shall have the exclusive right, power, and authority to control: (i) the preparation, filing, and prosecution of any and all United States and foreign patent applications connected with the Licensed Technology, the PA System, and any Improvements to the foregoing which are not Authorized Licensee Improvements (as defined in Section 10.1 hereinbelow), defined below (including any interferences and foreign oppositions), and (ii) the maintenance and enforcement of any and all patents issuing from (i) above or (iii) any Authorized Licensee Improvements which Licensee fails to file, prosecute or protect as described below in this Section 4.1.  Subject to the requirements, limitations and conditions set forth in this Agreement, during the Term Licensee shall have the exclusive right, power, and authority to control: (x) the preparation, filing, and prosecution of any and all patent applications worldwide which arise out of or are connected with any Authorized Licensee Improvement, and (y) the maintenance and enforcement of any and all patents issuing therefrom worldwide; provided, however, that PA shall have the right to approve all such filings or prosecution in writing in advance of making any filings or taking such action (as applicable), such approval not to be unreasonably withheld.  PA shall be provided drafts of all such filings no later than thirty (30) days prior to the proposed filing date, and Licensee shall implement reasonable requests made by PA with regard to the preparation, filing, prosecution and/or maintenance of any patent applications and/or patents with respect to any Authorized Licensee Improvements in any jurisdiction within the Territory.  Licensee agrees that it shall not surrender patentable subject matter or narrow claim scope so as to avoid overlap with other technologies of Licensee or its Affiliates.  Licensee shall, at the request of PA, file, prosecute, and maintain patent applications and patents, as the case may be, in those foreign countries within the Territory designated by PA.   In the event that Licensee does not, within thirty (30) days following written request from PA, exercise its right to prepare, file or prosecute any patent applications in connection with any Authorized Licensee Improvement pursuant to the terms of clause (x) above or maintain or enforce any patents in connection with any Authorized Licensee Improvement pursuant to the terms of clause (y) above, PA shall have the right to take such action, and upon completion of such action, Licensee agrees that PA shall have the sole and exclusive right, title and interest in such Authorized Licensee Improvement, and Licensee shall, upon request from PA, execute and deliver such instruments and take such actions are reasonably necessary in order to transfer to PA, or as the case may be, establish legal title and interest of such Authorized Licensee Improvement in and to PA.   Each party shall pay its own legal fees and out-of-pocket expenses associated with any of the activities of either party described in this Section 4.1, except as described herein, but including, without limitation, the prosecution and maintenance of all patents included in the Licensed Technology or any Licensee Improvements.

4.2           Promptly after the Effective Date and from time to time in accordance with the terms of this Agreement and thereafter, Licensee, and its Affiliates, shall disclose to PA all inventions, technical data, information, and materials relating to the Licensed Technology or the PA System that could reasonably be considered Licensee Improvements.

5.	LICENSING FEES AND ROYALTIES

5.1           Upon execution of this Agreement, and in consideration of the rights granted to Licensee hereunder, Licensee shall pay to PA an initial licensee fee in an amount equal to four million dollars ($4,000,000).  For any Unit which the Licensee or a Sublicensee desires to construct and operate, Licensee shall pay PA a licensing fee of eighty-five million U.S. dollars (USD $85,000,000), which shall be paid in increments according to payment schedules set forth in Exhibit “D,” which shall be attached hereto for each Unit the Licensee or a Sublicensee desires to construct and operate, and which shall be consecutively numbered for each Unit (Exhibit D-1, D-2., etc.).

Notwithstanding anything stated to the contrary herein and independent of the construction schedule for the Units, and for purposes of clarification with respect to Licensee’s minimum license fee payment commitments under this Agreement, Licensee agrees to pay minimum increments of the license fees to PA in the minimum increment amounts and in accordance with the timeline as set forth on each Exhibit “D”.

5.2           Licensee shall pay PA a royalty equal to seven (7%) of any and all Net Sales for each Unit.

5.3           [Reserved].

5.4           All payments will be paid to PA in U.S. dollars by check or wire transfer of immediately available funds, as directed by PA in writing. The remittance of royalties payable on Net Sales outside the United States shall be payable to PA in United States Dollar equivalents at the rate of exchange of the currency of the country from which the royalties are payable, as quoted in The Wall Street Journal for the last business day of the reporting period for which the royalties are payable.  If the transfer of, or the conversion into, or payment of, the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of PA or its nominee in any commercial bank or trust company of PA’s choice, prompt written notice of which shall be given by Licensee to PA.

5.5           Licensee shall be responsible for payment of all bank transfer charges, taxes, duties and other charges imposed by any taxing authority (other than PA’s income taxes) in connection with any payments, fees, or royalties paid by Licensee to PA.

5.6           Amounts payable under Sections 5.2 hereof shall be paid, quarterly, in arrears, to PA within fifteen (15) days of the end of the calendar quarter in which such royalties are incurred.

5.7           In the event that Licensee and PA do not agree regarding whether the sale of products or services is within the scope of any royalty or payment obligation herein, the following dispute resolution procedures shall apply: (1) Either party can raise a dispute as to a sale, a royalty, or other payment obligation by objecting to such sale, royalty, or payment obligation, in writing, to the other party.  (2) Thereafter, the CEO of PA (or designee thereof) and the CEO of Licensee (or designee thereof) shall have thirty (30) days in which to negotiate in good faith to resolve the dispute.  If these negotiations are insufficient to resolve the dispute, then the parties shall enter into binding arbitration as described in Section 22 hereof, unless otherwise agreed by the parties in writing; and judgment upon the arbitration award may be entered in any court having jurisdiction.  Each party shall bear its own costs in any such arbitration.

5.8           If either Licensee, or any of its Affiliates or Sublicensees desires to solicit or accept any consideration for the sale of any Licensed Product (either directly or indirectly) not in accordance with the terms of the Net Sales as established herein,  Licensee shall seek PA’s prior written consent, which consent may be conditioned or withheld in PA’s reasonable discretion.  Licensee shall not enter into any transaction with any Affiliate or Sublicensee that would circumvent its monetary or other obligations under this Agreement.

5.9           In the event that Licensee, Affiliates, or Sublicensees sell Licensed Products to a Third Party to whom it also sells other products or services, the price for such Licensed Products shall not be established such that the Net Sales or consideration covered by Section 5 is below fair market value with the intent of increasing market share or consideration for other products or services sold by Licensee, Affiliates, or Sublicensees or for the purpose of reducing the amount of royalties and  consideration covered by Section 5 payable to PA under this Agreement.  If the sale of a Licensed Product under such circumstances results in Net Sales or other consideration below the fair market value of such Licensed Product, then the Net Sales or consideration covered by Section 5 shall be deemed to be the fair market value for purposes of calculating payments owed to PA under this Agreement.  The parties acknowledge that Licensee currently possesses and/or may pursue access to other intellectual property rights that are not covered by this Agreement.  Sale of any product that is not a Licensed Product will not create any royalty obligation under this Agreement.

6.	CONFIDENTIALITY

6.1           Each party undertakes during the Term of this Agreement, and for a period of five (5) years following the termination of this Agreement, to hold in confidence and not to use or disclose to any other person or entity, or to use for any purpose other than pursuant to this Agreement, any confidential or proprietary information, knowledge, know how, materials or data (the “Confidential Information”) received from the other party, and which is reasonably identifiable as confidential by the receiving party.  Information which is communicated orally shall be considered Confidential Information if such information is either identified in writing as confidential or proprietary at time of initial disclosure or confirmed in writing as being Confidential Information within a reasonable time after the initial disclosure.  Licensee shall require any Sublicensee to assume the same obligation in any sublicenses.  The obligation under this Section 6.1 shall not apply to information which:

6.1.1     is known to the receiving party or any of its Sublicensees prior to its receipt by the receiving party, without violating any confidentiality obligation, and can be so proven by written records; or

6.1.2     is received at any time by the receiving party or its Sublicensees in good faith from another person or entity lawfully in possession of it and having the right to disclose the same, and can be so proven by written records; or

6.1.3                      is as of the date of receipt by the receiving party in the public domain or subsequently enters the public domain other than by reason of acts or omissions of the employees or agents of the receiving party or its Sublicensees which acts or omissions have not been consented to by the other party, and can be so proven by written records;

6.1.4                      is independently developed by or on behalf of the receiving party without resort to the other party’s Confidential Information as can be shown by reasonable documentary evidence.

6.2          Notwithstanding the provisions of Section 6.1, Licensee may use the Confidential Information received from PA solely as necessary in connection with applying for and securing any governmental authorizations necessary for it to perform its obligations hereunder.  PA and Licensee may also disclose Confidential Information to the extent required by applicable law, provided that the party required to make such disclosure cooperates with the other party’s efforts to limit such disclosure and notifies such other party upon receipt of any order or request for such disclosure

7.	CONSTRUCTION, AND OPERATION OF UNITS AND UNIT INCREMENTS

7.1          Once construction for a Unit is completed by Licensee, Licensee shall, at its sole cost and expense (except for those items to be provided by PA as set forth on the attached Exhibit “A”), use commercially reasonable efforts in operating such Unit to generate and maximize Net Sales therefrom.

7.2          Licensee or any Sublicensee shall not commence construction on any Unit Increment or Unit until PA has granted PA’s approval, in its sole and absolute discretion, for the commencement of construction for such Unit Increment or Unit.  No later than sixty (60) days prior to the date on which the Licensee intends to commence construction on any Unit Increment, Licensee shall submit to PA for review and approval final copies of all architectural, engineering, and construction plans, diagrams, agreements, tables, drawings, designs, with respect to the planning and construction of any such Unit Increment, and any other documents related thereto which may be requested by PA.  Upon receipt of the required items as described in the immediately preceding sentence, PA shall provide such approval, rejection or approval within thirty (30) days from receipt of such plan, diagram, table, drawing, design or document.

7.3           During the construction of any Unit or Unit Increment, Licensee will allow PA’s personnel reasonable access to all construction and manufacturing sites and facilities associated with such Unit or Unit Increment.  Licensee shall obtain PA’s written consent (which consent may be withheld or conditioned in PA’s sole and absolute discretion) prior to making any Design Change.

7.4           For the construction of each Unit, so long as Licensee has not defaulted under this Agreement, PA shall at its expense assemble a science and engineering team of its personnel which are necessary (as reasonably determined by PA) to provide technical assistance to Licensee in the planning, construction, and operation of any Unit as further described below and in that certain Service and Support Agreement entered into between the parties, a form of which shall be attached as Exhibit “E” for each Sublicensee.  PA may provide such services through one or more of its affiliates, including without limitation, a company based in the Territory.  The science and engineering team, part of which may be located at Licensee’s facilities or the site of the build out of a Unit, will provide the following:

(a)         technical assistance with the initial planning for each Unit, which shall include, but not be limited to, assistance with the facility layouts, technical specifications, machinery requirements, and operating procedures;

(b)         reasonable science and engineering assistance and support during the construction of the Units; and

(c)         on-going engineering and commercial service and support as reasonably needed during the operation of the Units in order for the Units to function in a commercially and economically viable manner as specified in the Service and Support Agreement.

7.5           Construction for any Unit, or any Unit Increment, shall not be deemed complete hereunder until PA inspects and “Certifies” such Unit.  As used herein, “Certifies” or “Certified” shall mean that, after inspection, and any testing deemed necessary by PA in its reasonable discretion, PA has determined, in PA’s sole and absolute discretion, that the Unit has been properly constructed, that the Licensed Technology has been properly incorporated and implemented into the Unit, that all necessary governmental approvals, authorizations, and consents to operate the Unit have been obtained, and that the Unit is otherwise capable of operating according to PA’s customary performance parameters for the PA System.  In the event PA Certifies a Unit or Unit Increment, PA will provide written evidence of such to Licensee.  Notwithstanding anything contained herein to the contrary, Licensee shall not begin commercial operations of any Unit or Unit Increment, or otherwise operate any Unit or Unit Increment with the intent of producing any Licensed Products, until such Unit or Unit Increment has been Certified by PA under this Section 7.5.

7.6           Licensee shall use commercially reasonable efforts to prepare and file or cause to be prepared and filed all necessary applications to obtain any necessary approvals, consents, or other authorizations for the construction, and operation of Units and the sale of Licensed Products in the name of Licensee or its Affiliates or Sublicensees from any necessary governmental authorities in the Territory or where Licensee, its Affiliates or Sublicensees intend to use or sell the Licensed Products.  Licensee shall use commercially reasonable efforts in the performance of any investigation, testing, and solicitation of government approvals pertaining to the use of the Licensed Technology.

7.7           Licensee’s capitalization structure, including without limitation both debt, convertible debt, and any form of option to purchase equity, is as set forth in detail on Exhibit “F”.

8.	REPORTS; AUDIT RIGHTS

8.1           During the Term, for each Unit, during the planning and construction of such Unit and prior to the time in which PA Certifies such Unit, no later than ten (10) days after each calendar quarter after the Effective Date, Licensee shall submit to PA a progress report describing the material planning and construction activities with respect to such Unit during such immediately preceding quarter.  The progress reports submitted under this Section 8.1 shall include, but not be limited to, the following topics:

•	summary of work completed;

•	summary of work in progress;

•	summary of any contracts or agreements entered into with respect to the Unit;

•	current schedule of anticipated events or milestones; and

•	a summary of resources (dollar value) spent in the reporting period.

In addition, Licensee shall provide all other information available to Licensee which is reasonably related to or connected with the planning or construction of any Unit which PA requests.  All reports due from Licensee to PA under this Agreement, including without limitation the progress reports above, shall be submitted in English.  All such progress reports shall be true, accurate, clear and complete in all respects, and shall contain no misleading information.

8.2           With each payment pursuant to Sections 5.2, 5.3, or 5.4 hereunder, during the Term of this Agreement (including the last day of any such calendar quarter following the expiration date of this Agreement), Licensee shall provide PA with a report detailing:  (i) all royalties and other revenue owed to PA hereunder with an itemization of the source of such revenue (e.g., whether due to sales of products (including model numbers), and services received from Sublicensees, or other commercial partners, etc.), (ii) gross and Net Sales on all Licensed Products sold, (iii) other information reasonably requested by PA.  If no payment is due for any period, Licensee shall so report.  The report must be accompanied by a signed, duly notarized affidavit from the CEO and CFO of the Licensee attesting that the report is complete and accurate in all respects.

8.3           Licensee shall keep, and it shall require its Sublicensees to keep, accurate records in accordance with generally accepted accounting principles and in sufficient detail including reporting of Net Sales and all appropriate deductions claimed, to enable the payments due under Section 5 to be determined.  Upon the request of PA, Licensee, its Affiliates and its Sublicensees shall permit an independent certified public accountant selected by PA to have access during regular business hours and upon reasonable notice to Licensee, to inspect and copy those records of Licensee and its Affiliates, and Sublicensees as may be necessary or desirable to verify the accuracy of the reports given pursuant to this Agreement.  Should the audit reveal an underpayment discrepancy of ten (10%) or more between any payment reported and any payment actually due to PA, Licensee shall pay all fees and expenses incurred in conducting the audit; otherwise PA shall pay the fees and expenses incurred in conducting the audit and inspection.  Underpayment discrepancies shall be paid promptly by Licensee to PA and overpayment discrepancies shall be credited to Licensee’s account in connection with the next subsequent payment of royalties.

9.	WARRANTIES AND INDEMNIFICATION

9.1          PA hereby represents and warrants as follows:

9.1.1                      Except as disclosed on Exhibit “B”, PA owns the Licensed Technology and the Licensed Technology and PA Improvements doe not, and will not (to the best of PA’s knowledge), infringe or violate any third party intellectual property rights and no third party has infringed upon PA’s rights in the Licensed Technology or PA Improvements.

9.1.2                      PA has the right, power, and authority to enter into this Agreement, that the Agreement has been duly executed and delivered, that the Agreement is legal, valid, and binding according to its terms, and that the Agreement does not contravene any other agreement to which PA is a party or its governing documents (including without limitation its Certificate of Organization and Amended and Restated Limited Liability Company Agreement).

9.1.3                      The technical description in Exhibit “A” is true and correct in all material respects.

9.1.4                      The Licensed Technology and all PA Improvements comply with all applicable federal, state or local rules, regulations or laws and that, in the event the Licensed Technology and/or PA Improvements require updating or modifications to enable them to continue to comply with such rules, regulations or laws, PA shall timely implement the appropriate modifications at no additional charge to Licensee.

9.1.5                      There is no action, suit, claim, investigation or proceeding pending, or to the best of PA’s knowledge, threatened against, by or affecting PA or the Licensed Technology which, if adversely decided, might adversely affect PA’s ability to enter into this Agreement, PA’s performance of its obligations hereunder, or Licensee’s use and sublicensing of the Licensed Technology.  As of the Effective Date, PA further represents and warrants that it does not know of any basis for any such action.

9.1.6                      There is no existing pattern or repetition of licensee complaints regarding the Licensed Technology, including performance issues, and that PA’s engineers have not currently identified any repeating adverse impact on the Licensed Technology, including performance, for which the root cause is believed to be a flaw or defect in the Licensed Technology.

9.1.7                      Each of PA’s employees or permitted contractors (“Employee”) assigned to perform any services hereunder, including engineering and/or support services, has the proper skills, training, and professional background to perform such services, such services will be performed in a competent and professional manner.

9.1.8                      PA can, and will, perform its obligations hereunder without violating any applicable government law, regulation, or rule.

9.2         Licensee hereby represents and warrants as follows:

9.2.1                      Licensee has the right, power, and authority to enter into this Agreement, that the Agreement has been duly executed and delivered, that the Agreement is legal, valid, and binding according to its terms, and that the Agreement does not contravene any other agreement to which Licensee is a party or its governing documents (including without limitation any certificate of organization or operating agreement).

9.2.2                      Licensee can, and will, perform its obligations hereunder without violating any applicable government law, regulation, or rule.

9.2.3                      Licensee has all resources (including, without limitation, financial, engineering, and technical resources) which may be necessary to perform its obligations hereunder (including, without limitation, its obligations under Sections 5 and 7), and can demonstrate, to the PA’s reasonable satisfaction, that such resources are sufficient to enable Licensee to perform its obligations hereunder.

9.2.4                      Licensee, and any Affiliate and Sublicensee, will use the Licensed Technology exclusively for the production of Licensed Products or as otherwise permitted under this Agreement.

9.2.5                      Licensee represents and warrants that, as of the Effective Date, and at all times thereafter, it has adequate capitalization to perform its obligations under this Agreement.

9.3         The representations and warranties under this Section 9 shall survive execution of this Agreement.

9.4         OTHER THAN AS SPECIFICALLY SET FORTH ABOVE, NEITHER PARTY, ANY AFFILIATE, NOR ANY OF ITS OR THEIR RESPECTIVE  DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, MAKE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AND HEREBY SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY SUBJECT MATTER HEREUNDER OR USE THEREOF, AND, OTHER THAN AS MAY BE DESCRIBED HEREIN.  Neither party has relied on any oral or written statements or any other materials provided by the other party in connection with this Agreement and the decision to enter into this Agreement is based solely on each party’s independent due diligence.

9.5          PA agrees to indemnify, defend and hold Licensee and its officers, agents and employees harmless from and against any and all claims, losses, costs, damages or liabilities, including but not limited to legal fees, expert witness fees, costs and expenses, directly or indirectly arising from or related to any actual or alleged infringement (including without limitation contributory infringement), misappropriation, or violation of any third party’s patents, copyrights, trade secret rights, trademarks, or other intellectual property or proprietary rights of any nature or jurisdiction in the world ("Infringement Claim") asserted against Licensee and/or Sublicensee(s) or one of the indemnified parties by virtue of Licensee’s or Sublicensee’s use of the PA System.

9.5.1     Licensee will use reasonable efforts to notify PA of any Infringement Claim for which Licensee believes it is entitled to indemnification under this Section 9 and which Licensee desires PA to defend.  However, Licensee’s failure to provide such notice or delay in providing such notice will relieve PA of its obligations under this Section 9.5 only if and to the extent that such delay or failure materially prejudices PA’s ability to defend such Infringement Claim.  PA shall have the right to control and direct the investigation, defense and settlement of each such claim.  Once PA assumes the defense of an Infringement Claim, it will be conclusively presumed that PA is obligated to indemnify Licensee for such Infringement Claim, and Licensee will cooperate with PA, at PA’s reasonable request and at PA’s expense, in the defense of the Infringement Claim.  No settlement of any Infringement Claim will be binding on Licensee without Licensee’s prior written consent.  Licensee may participate in the defense of the claims by counsel of its own choosing, at its cost and expense.  Licensee has the right to assume its own defense of any Infringement Claim at PA’s expense if PA fails to promptly assume the defense of Licensee with respect to such claim.

9.5.2     Should the PA System, or any portion thereof, become, or in PA's opinion be likely to become, the subject of an Infringement Claim, PA shall at its option and sole expense either: (i) procure for Licensee and all Sublicensees the right to continue to use the PA System as contemplated hereunder, or (ii) modify the PA System to eliminate any Infringement Claim which might result from its use hereunder, provided that the PA System’s performance must remain at least as good as provided in Exhibit “A”, or (iii) replace the PA System with an equally suitable, compatible and functionally equivalent non-infringing PA System at no additional charge to Licensee.  If none of these options is reasonably available to PA, then this Agreement may be terminated at the option of either party, without further obligation or liability on the part of either party, except that PA agrees to promptly refund to Licensee all sums paid to PA hereunder other than the initial, four million dollar ($4,000,000) payment.  In no event shall Licensee be liable to PA for any charges after the date that Licensee no longer uses the PA System because of an Infringement Claim.

9.6          Notwithstanding anything stated to the contrary, in no event shall either party be responsible or liable for any indirect, special, punitive, incidental, or consequential damages or losses, including, without limitation, losses of use, profits, business, reputation or financing  or other economic loss or damage with respect to this Agreement regardless of any legal theory, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise.  All warranties provided by PA under this Agreement in connection with the Licensed Technology or the PA System shall automatically become null and void to the specific extent that any Improvement or Design Change not approved by PA made or caused by Licensee, or its Affiliates or Sublicensees, caused a breach of such warranty(ies).  The limitations on liability contained in this Section 9.6 apply even though a party may have been advised of the possibility of such damage.  TO THE MAXIMUM EXTENT LEGALLY ALLOWED, EACH PARTY’S TOTAL AGGREGATE LIABILITY (ARISING OUT OF OR IN CONNECTION WITH BUT NOT LIMITED TO ANY BREACH OF CONTRACT, NEGLIGENCE, TORT, LIQUIDATED DAMAGES, SPECIFIC PERFORMANCE, TERMINATION, CANCELLATION INCLUDING, THE REPAYMENT OF THE CONTRACT PRICE, FUNDAMENTAL BREACH, BREACH OF WARRANTIES, MISREPRESENTATION, NONPERFORMANCE, NON-PAYMENT, OR ANY OTHER) WHETHER BASED IN CONTRACT, IN TORT, IN EQUITY, ON STATUTE, AT LAW OR ON ANY OTHER THEORY OF LAW, SHALL NOT EXCEED THE AMOUNT OF ANY PAYMENTS OF LICENSING FEES PAYABLE BY LICENSEE.

9.7         THE LIMITATIONS ON LIABILITY AND REMEDIES CONTAINED IN SECTION 9.6 ABOVE SHALL NOT APPLY TO:

9.7.1        LIABILITY ARISING UNDER SECTION 9.5 OF THIS AGREEMENT; AND/OR

9.7.2                      DAMAGES INCURRED DUE TO INTENTIONAL OR GROSSLY NEGLIGENT ACTS OR OMISSIONS BY EITHER PARTY; AND/OR

9.7.3                      DAMAGES INCURRED DUE TO OF EITHER PARTY’S OBLIGATIONS HEREUNDER.

9.8         Licensee hereby agrees to indemnify, defend, save and hold each and all PA Parties harmless from and against any and all claims, demands, or actions (“Claims”) asserted by any other person or entity alleging or seeking recovery or other relief for any liability, cost, fee, expense, loss, or damage arising or resulting from the use of Licensee Inprovements by Licensee, its customers, end-users, Affiliates, agents, employees, directors, officers (collectively “Agents”), or its Sublicensees or their Agents, however the same may arise.  Licensee shall not, and shall require that its Affiliates, and Sublicensees not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that, as to any PA Party, are inconsistent with any disclaimer or limitation included in Section 9.

10.	OWNERSHIP AND PATENT ENFORCEMENT

10.1           As between the parties hereto, PA owns and shall own any and all right, title and interest in and to the Licensed Technology, the PA System, and any PA Improvements regardless of whether developed prior to or after the Effective Date.  Neither Licensee nor any of its Affiliates or Sublicensees shall attempt to create, devise, make or discover any Licensee Improvements, or otherwise attempt to modify, alter, or change the Licensed Technology or the PA System, without the prior express written consent of PA (any such authorized Licensee Improvements receiving PA’s express prior written consent shall herein be referred to as, “Authorized Licensee Improvements”).  Licensee shall own any and all right, title, and interest in and to any Authorized Licensee Improvements.  In the event that Licensee or any party other than PA creates, devise, makes or discovers any Licensee Improvements without PA’s prior written consent, then PA shall own all right, title, and interest in and to such Licensee Improvements.  Licensee shall, and shall cause each of its Affiliates, Sublicensees, employees and agents to, take all actions and to execute, acknowledge, and deliver all instruments or agreements reasonably requested by PA, and necessary for the perfection, maintenance, protection, enforcement or defense of the rights of PA or PA with respect to any Licensed Technology, the PA System, any PA Improvements, or any Licensee Improvements not made in compliance with this Section.

10.2           No later than thirty (30) Business Days after the creation or discovery of any Licensee Improvements (regardless of whether such Licensee Improvements are Authorized Licensee Improvements), Licensee shall inform PA in writing about such event and shall provide a complete description of any such Licensee Improvement and all supporting research, data, or other information concerning such Licensee Improvement.  In the case of any Licensee Improvements solely created or discovered by a Sublicensee, Licensee shall inform PA thirty (30) Business Days after Licensee knows, or should have known, of such Licensee Improvement, provided that Licensee shall use commercially reasonable efforts to monitor the activities of its Sublicensees and require in its sublicense agreement(s) that each Sublicensee provides sufficient notice to Licensee of any Licensee Improvement created or discovered by such Sublicensee in order for Licensee to comply with this Section 10.2.  PA will have the right to an exclusive, perpetual, worldwide, royalty-free license to any and all Authorized Licensee Improvements in all fields of use.  PA shall have the right to sub-license any such Authorized Licensee Improvements to any third party to whom it currently licenses the PA System or the Licensed Technology or to whom it intends to license the PA System or the Licensed Technology.

10.3           Each party shall inform the other party promptly in writing, and in any event no later than fifteen (15) Business Days after the date on which the party learned, or should have learned, of any alleged infringement by any other person or entity of the Licensed Technology, the PA System, or any Licensee Improvements which comes to its attention and of any available evidence thereof.

10.4           Upon notice by either party of an alleged infringement under Section 10.2, either party can, subject to Section 10.7, require the reasonable cooperation of the other party to take all reasonable steps to enforce any relevant rights to the Licensee Improvements against infringers.  If the parties jointly agree to enforce such rights against any alleged infringement, all costs and proceeds shall be shared equally.  In the event that either party declines, as described in Sections 10.5 and 10.6 hereinbelow, to participate in an enforcement action, the Enforcing Party may require, subject to Section 10.7, the Declining Party to provide reasonable cooperation, at the Enforcing Party’s sole expense.  In such an event, subject to the terms hereunder, the Enforcing Party shall enjoy any and all proceeds without any obligation of payment to the Declining Party.  Notwithstanding the previous sentence, and for avoidance of doubt, if Licensee is the Enforcing Party in such an action, any proceeds received by Licensee with respect to the infringement shall be subject to royalties as set forth in Section 5.

10.5           If either party is not willing to take action against an infringer of the Licensee Improvement, such party (the “Declining Party”) shall, within a reasonable time, but not more than sixty (60) days after receipt of notice of the alleged infringement, notify the other party (the “Enforcing Party”) that it will not take action against the infringer.  The Declining Party shall permit, if legally necessary, the use of its name and shall execute any documents and do any acts as may be reasonably necessary for the purpose of taking such action.  The Enforcing Party shall keep the Declining Party informed of the progress of the action, and the Declining Party shall be entitled to engage separate counsel at any time at its own expense.  Notwithstanding the foregoing, the Declining Party can join any action by the Enforcing Party at its own expense.

10.6           In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensee Improvement in the Territory shall be brought against either party (the Responding Party), the Responding Party shall notify the other party in writing immediately upon receiving notice thereof, and the parties shall consult concerning the action to be taken.  The other party, at its option, shall have the right no later than thirty (30) days after commencement of such action to join the action and share the expense thereof.  In such event, the parties will confer prior to making any decision regarding settlement or other significant decisions regarding the suit or action and no such decision will be made without the consent of both parties, which consent will not be unreasonably withheld, conditioned or delayed.

10.7           Any infringement suit which either party may institute to enforce the Licensee Improvement pursuant to this Agreement, or in a suit for patent infringement which is brought by another person or entity against PA or Licensee, which either party or both parties are required or elect to defend, the other party hereto shall, at the reasonable request and the expense of the party initiating such suit (or if any such party is defending such suit at the expense of Licensee), subject to this Section 10, cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

10.8           Nothing in this Section shall require either party to breach any obligation of confidentiality, pre-existing at the time of any request by the other party, owed to any other person or entity.

11.	COMMUNICATION

Any and all notices and communications made hereunder or in connection with this Agreement shall be made in writing and in English.  Any payment, notice, or other communication required or permitted to be made or given to either party pursuant to this Agreement shall be sufficiently made and deemed given on the date of delivery if hand-delivered, couriered, or sent via Federal Express, UPS, or DHL to the party, or on the date five (5) Business Days after it is sent to the party by mail, international first class postage prepaid (followed up by fax and electronic mail on the same day it is delivered), addressed to the party at its address set forth or to such other address as it shall be designated by written notice to the other party as follows:

In the case of PA:

PA LLC
1901 South Harbor City Boulevard
Suite 300
Melbourne, Florida 32901
U.S.A.
Fax: +1 321 723 7047
Attn:  Chief Executive Officer

In the case of Master Licensee:

Congoo, LLC
92 East Main Street
Suite 402
Somerville, New Jersey 08876Fax: (908) 707-4005
Attn.: President

12.	ASSIGNMENTS

Except as set forth below and with respect to sublicenses granted in accordance with Section 3, this Agreement (or any rights, interests, or obligations set forth hereunder) shall not be assignable by either party (or transferred by operation of law) without the prior written consent of the other party, which will not be unreasonably conditioned, withheld, or delayed.  Notwithstanding the foregoing, the parties agree that at any time, either party may assign its rights and obligations to any Affiliate of such party.

13.	PATENT MARKING

Licensee, Affiliates, and Sublicensees shall mark all packaging and documentation for Licensed Products, and when possible the Licensed Product itself, with permanent and legible designation of the number of applicable Licensed Patents and Intellectual Property in accordance with each country’s applicable patent laws.

14.	TERMINATION

14.1           (a) Failure by PA or Licensee to comply with any of the material terms contained in this Agreement shall entitle the other party to give to such defaulting party written notice requiring it to cure the default.  If the default is not cured within thirty (30) days after the receipt of the notice of default, the notifying party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement or applicable law) to terminate this Agreement by giving notice to take effect immediately upon receipt by the party in default.  The right of either party to terminate this Agreement shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

14.2           This Agreement shall automatically terminate if (i) either party shall voluntarily or involuntarily go into liquidation or bankruptcy, takes steps or prepare for such liquidation or bankruptcy, makes an assignment for the benefit of creditors, or have a receiver or a trustee appointed for its properties, unless such action is terminated or dismissed within ninety (90) days of initiation thereof; (ii) either party is unable to pay its debts when due or ceases to continue material business operations, or (iii) if Licensee otherwise unwinds or dissolves its business.

14.3           Notwithstanding the foregoing Sections, PA may terminate this Agreement by written notice at any time “for-cause”.  As used herein, “for-cause” shall mean:  (a) fraud or misrepresentation with respect any material obligations hereunder (including without limitation, the representations and warranties contained in Section 9.2); (b) any change in the information contained in Section 23 or violation of the covenants or obligations contained therein; (c) Licensee has engaged in illegal conduct (under any applicable law); or (d) Licensee assigns or sublicenses, or attempts to assign or sublicense, this Agreement or any of the Licensed Technology in violation of Section 3 hereof.

14.4           If not sooner terminated as provided or permitted herein or extended by mutual agreement in writing, this Agreement shall automatically terminate upon expiration of the Term.

14.5           Upon termination of this Agreement for any reason, each party shall promptly deliver or cause to be delivered to the other party all Confidential Information, and Licensee shall promptly deliver or cause to be delivered all Licensed Technology.  Upon termination of this Agreement, Licensee shall no longer have the right to use the Licensed Technology or any Units.  Notwithstanding the foregoing, in the event that PA terminates this Agreement under Section 14.1 above, such termination shall be only a partial termination and this Agreement will continue with respect to any Units already Certified; provided, however, that (i) each party continues to be bound by any and all terms, conditions, and obligations of this Agreement with respect to such Units (including, without limitation, all reporting and payment obligations hereunder), (ii) in the event of any further breach, violation, or non-compliance of such terms, conditions, or obligations, PA may terminate this Agreement pursuant to Section 14.1 with respect to such Units by written notice to Licensee.

15.	RIGHTS AND OBLIGATIONS FOLLOWING TERMINATION

15.1           Termination of this Agreement, by expiration or otherwise for any reason, shall not terminate (i) PA’s right to receive all undisputed payments and royalties due and accrued and unpaid on the Effective Date of the termination, (ii) Licensee’s license to use the Licensed Technology in order to exercise its rights under the separate Marketing and Agency Fee Agreement between PA and Licensee, effective December 24, 2009, and (iii) the rights and obligations set forth in Sections 4, 5, 6, 8, 9 and 10.

15.2           Following any termination of this Agreement, by expiration or otherwise (other than termination by PA pursuant to Sections 14.2 or 14.3 hereof), Licensee and its Sublicensees, may sell for a three (3) month period after termination, in accordance with the terms of this Agreement, any Licensed Product which was in process of manufacture or finished on the Effective Date of the termination; provided, however, that with respect to these sales, Licensee shall continue to be bound by all of its obligations under this Agreement, including without limitation all reporting and payment obligations hereunder.

16.	[Reserved.]

17.	FORCE MAJEURE

A party shall not be liable for failure to act or delay upon fulfillment of all or part of this Agreement, or any breach of this Agreement which is caused by or due to acts to acts of nature, war, warlike condition, terrorism, revolution, fire, or flood (each, a “Force Majeure Event”) during the duration of the Force Majeure Event; provided, however, that if such failure to act or delay continues for longer than ninety (90) days, then either party may otherwise terminate this Agreement as provided herein.

18.	COOPERATION ON DISPUTES

Each party shall reasonably cooperate with the other party in regard to any inquiry, dispute or controversy in which the other party may become involved and of which the other party may have knowledge.  Such cooperation shall include disclosure of relevant documents and financial information, and interviews of Licensee’s personnel.  Such obligation shall continue after the expiration or termination of this Agreement.

[Reserved.]

19.	WAIVER

No waiver by either party to this Agreement of any breach or default of any of the covenants or agreements set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

20.	FAILURE TO PERFORM

If it becomes necessary for either party to undertake legal action against the other because of a failure of performance due under the terms of this Agreement, then the prevailing party shall be entitled to recover reasonable attorney’s fees in addition to costs and necessary disbursements.

21.	GOVERNING LAWS; DISPUTES

THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE STATE AND FEDERAL LAWS WITHIN THE JURISDICTION OF THE STATE OF NEW YORK, without regard to conflicts of laws principles.  Any dispute or controversy arising out of or connected with, or relief sought pursuant to, this Agreement shall be finally settled by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with said Rules.  The venue of any such arbitration or other proceeding entered into in connection herewith shall be New York, New York.  Judgment upon any arbitration award may be entered in any court having jurisdiction.  The proceedings shall be conducted in the English language.  Each party shall bear its own costs in any arbitration hereunder.  The official and governing text of this Agreement shall be English.

Notwithstanding the foregoing, in the event of any actual or threatened default in or breach of any of the terms, conditions and provisions of Section 6, Section 10, or Section 15 by Licensee, PA and its Affiliates shall have the right to seek specific performance or injunctive relief in addition to any and all rights and remedies at law or in equity, or hereunder, and all such rights and remedies shall be cumulative.

22.	GOVERNMENT REGULATIONS; ANTI-CORRUPTION

22.1           Licensee shall meet or exceed all regulatory standards implemented by any applicable government for the design, construction, and operation of the Units or the Licensed Technology, and any production and sale of Licensed Products.  Licensee shall bear all costs and expenses associated with meeting regulatory standards.  Licensee shall comply fully with all other applicable laws, rules and regulations, including without limitation the United States and any jurisdiction in the Territory.

22.2           Licensee has represented and warranted to PA, and hereby reaffirms its representation, that no Affiliate, director, employee, or direct or indirect owner of Licensee, or any representative, consultant or agent of Licensee who will be involved in Licensee’s performance of the License Agreement or the project contemplated under that agreement, is a Government Official, political party official or candidate, or a close family member or designee of such an official or candidate.  In the event that during the term of this Agreement there is a change in the information contained in this paragraph, Licensee agrees to make immediate disclosure to PA.  If, in PA’s sole and absolute discretion, such change substantially detracts from or increases the risks related to its relationship with Licensee, such changes will constitute grounds for “for-cause” termination of this Agreement under Section 14.3.  In addition, Licensee shall promptly advise PA of any material change in the ownership interests in or management of Licensee.

22.3           Notwithstanding anything else in this Agreement to the contrary, Licensee affirms that it, or its Affiliates, have not and will not, in connection with the actions contemplated by this Agreement or in connection with any other business involving PA, make, offer, promise, agree to make or authorize any payment or transfer of anything of value, directly or indirectly to: (i) any Government Official; (ii) any political party, party official or candidate; (iii) any person while knowing or having reason to know that all or a portion of the value will be offered, given or promised, directly or indirectly, to anyone described in items (i) or (ii) above; (iv) any owner, director, employee, representative or agent of any actual or potential customer of Licensee or Sublicensee; (v) any director, employee, representative or agent of PA or any of its affiliates; or (vi) any other person or entity, if such payment or transfer would violate the laws of the country in which made or the laws of the United States or the laws of any other relevant jurisdiction.  It is the intent of the parties that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.  This Section does not, however, prohibit the providing of reasonable and customary meals and entertainment in the normal course of business or the giving of business mementos of nominal value.

23.	FOREIGN GOVERNMENT APPROVAL OR REGISTRATION

If the law of any nation requires that this Agreement or any associated transaction be either approved or registered with any governmental agency, Licensee shall assume all legal obligations and costs to do so.

24.	EXPORT CONTROL LAWS

Licensee shall use its best efforts to ensure compliance with, and shall observe and abide by, all applicable United States and foreign laws, rules, and regulations with respect any transfer of Licensed Technology or the PA System hereunder or any related technical data from the United States and/or into foreign countries (including without limitation the foreign countries within the Territory), including, without limitation, the International Traffic in Arms Regulations (ITAR), the Export Administration Regulations, and any applicable rules or regulations promulgated by the United States Commerce Department or Treasury Department.    PA represents and warrants that as of the date any Licensed Technology or any portion of the PA System is delivered to Licensee, all Licensed Technology and the PA System, as applicable, provided to Licensee hereunder are exportable without restriction except to countries or nationals of those countries to which exports are prohibited by the Export Administration Regulations, the Office of Foreign Assets Control (“OFAC”) regulations, or any applicable successor regulation thereto.  Each party that exports, re-exports or imports any Licensed Technology or any portion of the PA System, as applicable, assumes responsibility for complying with applicable laws and regulations, including OFAC, and for obtaining required export and import authorizations.  To facilitate Licensee's compliance with this Section, if any equipment, software or other technology (including technical data, technical assistance or training) provided to Licensee hereunder (or any component thereof) contains or concerns encryption, PA will promptly provide in writing Licensee with information relating to the type of encryption, level of encryption (measured by key lengths in bits), Export Control Classification Number (ECCN), export license or export license exception information, Commodity Classification Automated Tracking System number (CCATS#) and any other similar information requested by Licensee.

25.	MISCELLANEOUS

25.1           No amendment or modification of this Agreement shall be valid or binding upon the parties unless made in writing and signed by each party. There are no third-party beneficiaries to this Agreement.  This Agreement and the embody the entire understanding of the parties and shall supersede all previous communications, representations, or undertakings, whether verbal or written, between the parties relating to its subject matter, including but not limited to any term sheet, letter of intent, memorandum of understanding, or similar document related hereto.

25.2           Other than as may be specifically stated herein, Licensee shall have the right to use the name or other designation of PA in connection with any sale or promotion of Licensed Products without the express written consent of PA.  Licensee shall be entitled to identify the source, but not the content, of the Licensed Technology in a factual manner.

25.3           If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired; provided that the essential benefits to the parties hereunder remain intact.

25.4           To the extent required by applicable United States laws, if at all, Licensee agrees that Licensed Products will be manufactured in the United States, or its territories, subject to such waivers as may be required, or obtained, if at all, from the United States Department of Health and Human Services, or its designee or such other authorized U.S. agency or instrumentality.

25.5           The headings of the sections are inserted for convenience of reference only, and are not intended to influence the interpretation of this Agreement.

25.6           Licensee agrees that the employees, consultants, and agents of Licensee will not for any purpose be considered employees, consultants, or agents of any PA Party and that Licensee assumes full responsibility for the actions of such parties while performing services under and taking actions contemplated by this Agreement, and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding income taxes and social security), worker’s compensation and disability benefits.  PA agrees that the employees, consultants, and agents of PA will not for any purpose be considered employees, consultants, or agents of Licensee and that PA assumes full responsibility for the actions of such parties while performing services under and taking actions contemplated by this Agreement, and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding income taxes and social security), worker’s compensation and disability benefits.

25.7           Nothing herein shall prohibit or limit either party’s right to seek injunctive relief in connection with this Agreement or any dispute arising in connection with the relationship contemplated hereby.

25.8           No party shall issue any press release or make any public statement regarding the terms of this Agreement, unless required by applicable laws or regulations, including, without limitation, any filings as required by applicable securities laws or the United States Securities and Exchange Commission.  Neither party shall make reference to the other in a press release or any other written statement connected with public media in connection with this Agreement, except with the prior written approval of the other party, which shall not be unreasonably withheld.  The parties shall not use, nor permit to be used by any other person or entity, the name of any other party, nor any adaptation thereof, or the name of any other party’s employees in any advertising, promotional or sales literature or for any other purpose without the prior written permission of the other party.

25.9           This Agreement may be executed in counterparts, and by facsimile or electronic transmission.

[SIGNATURES ON PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused these presents to be executed in manner and form sufficient to bind it as of the day and year first above written.

Witnesses:	Congoo, LLC

	By:	/s/ Ash Nashed
By:	Name:	Ash Nashed
Name:	Title:

PA LLC, a Delaware limited liability
company f/k/a PetroAlgae, LLC

By:
Name:	By:	/s/ Ottmar Dippold
	Name:	Ottmar Dippold
Title:

Signature Page to Master License Agreement

List of Exhibits

to  License Agreement

Exhibit “A”:	Technical Description of Licensed Technology

Exhibit “B”:	Licensed Patents and Intellectual Property

Exhibit “C”:	Description of Software

Exhibit “D”:	Schedule of Payments for Licensing Fees

Exhibit “E”:	Service and Support Agreement

Exhibit “F”:	Capitalization Structure